UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 29, 2016 (January 29, 2016)

Cumberland Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(615) 255-0068
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.
On January 29, 2016, Cumberland Pharmaceuticals Inc. (the "Company") announced that the Board of Directors appointed Michael Bonner as Senior Director Finance and Accounting and Chief Financial Officer effective February 1, 2016. Mr. Bonner has served as the Company’s Director, Financial and Tax Reporting since January 2013 with expanded responsibilities since October 2015.
Mr. Bonner has 16 years of finance and accounting experience, primarily within the health care industry. Prior to joining Cumberland, his most recent position was at Advocat Inc. a $300 million NASDAQ listed health care provider, as Vice President of Accounting and Financial Reporting. Prior to that, he had similar responsibilities at LifePoint Hospitals, a NASDAQ listed health care provider. Mr. Bonner started his career in the assurance practice at Ernst & Young. A Certified Public Accountant, Mr. Bonner has a Bachelor of Science in accounting and business administration and his MBA with an emphasis in accounting.
Mr. Bonner also assumes the role of Principal Financial Officer and Principal Accounting Officer of the Company previously held by Mr. A.J. Kazimi, who continues to serve as the Company’s Principal Executive Officer. Additional information in connection with Mr. Bonner and his employment agreement will be provided separately.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

January 29, 2016	By: A.J. Kazimi

Name: A.J. Kazimi
Title: Chief Executive Officer